Exhibit 99.1

MARATHON OIL CORPORATION PROVIDES FOURTH QUARTER

AND YEAR-END 2004 INTERIM UPDATE

HOUSTON, January 13, 2005 — Marathon Oil Corporation (NYSE: MRO) today is providing information on market factors and operating conditions which occurred during the fourth quarter 2004 that could impact the company’s quarterly and full year reported financial results.  The market indicators and company estimates noted below and in the attached schedule may differ significantly from the actual fourth quarter and year-end 2004 results. The company will report these actual results on January 27, 2005. Details on the company’s earnings conference call and webcast are at the end of this release.

Exploration and Production

Marathon estimates that oil and natural gas production for the fourth quarter will total approximately 328,000 barrels of oil equivalent per day (boepd). This estimate is slightly above previous guidance of 325,000 boepd.

In the Gulf of Mexico, two facilities were shut-in for all or part of the fourth quarter. The Petronius production facility remained shut-in due to damage sustained from Hurricane Ivan in the third quarter. Prior to Hurricane Ivan, Petronius was producing approximately 25,000 boepd net to Marathon.  Petronius production is not expected to resume before the end of the first quarter 2005, and could take longer depending on the progress of repairs to the facility.

In early December, production from Camden Hills, also in the Gulf of Mexico, was shut-in due to the shut-down of the Canyon Express gas system for repair of the methanol delivery system. Prior to the shut-down, Camden Hills was producing approximately 45 million cubic feet per day net to Marathon.  Production is expected to resume during the first quarter 2005.

While crude oil and natural gas market price indicators have remained strong during the first two months of the quarter, actual price realizations have been negatively impacted by widening differentials for sour crudes as compared to the third quarter 2004. During the fourth quarter, and reflecting the absence of Petronius sweet crude production, approximately 80 percent of Marathon’s domestic crude oil production was made up of sour crudes. Marathon’s actual crude oil and natural gas price realizations also vary from these market indicators primarily due to other product quality and location differentials.

Estimated exploration expense for the fourth quarter remains within previous guidance.  U.S. exploration expense is estimated to be $20-25 million, and international exploration expense is estimated to be $30-35 million.

The company estimates a non-cash mark-to-market gain of approximately $110 million on its two long-term gas sales contracts related to Marathon’s Brae gas production. This gain is a result of the weakening of the 18-month forward gas price curve in the United Kingdom during the fourth quarter as compared to the third quarter 2004, and the annual resetting of these contracts on October 1.

Due to the volatility of the forward gas sales curve in the United Kingdom Marathon will continue to exclude these non-cash mark-to-market gains and losses related to these United Kingdom contracts from “net income adjusted for special items.”

Preliminary estimates indicate net reserve additions for 2004 will be approximately 215 million barrels of oil equivalent (boe), significantly more than the approximately 120 million boe of production during 2004. Capital and exploration costs related to these reserve additions are expected to be in-line with previous guidance.

In accordance with our normal year-end practices we continue to test for possible financial impairment. Those assets most likely subject to impairment, if any, are the Russian and Powder River Basin assets.

Refining, Marketing and Transportation

Market indicators for refining margins (crack spreads) in the Midwest and Gulf Coast weakened during the fourth quarter 2004 as compared to the third quarter 2004 as reflected in the attached table.  However, when compared to the fourth quarter 2003, the crack spreads were slightly stronger during the fourth quarter 2004.

As previously noted, the difference in the price of sweet and sour crudes were wider in the fourth quarter 2004 than either the third quarter 2004 or the fourth quarter 2003. While these wider differentials negatively impacted margins for the exploration and production business, they benefited MAP in the fourth quarter 2004 as compared to the other two quarters noted, since approximately 60 percent of the crude oil MAP utilizes in its refineries is sour.

Crude run rates remained strong and are estimated to average approximately 970,000 barrels per day for the fourth quarter 2004. The Speedway SuperAmerica LLC gasoline and distillate gross margin has averaged approximately $.1090 per gallon during the first two months of the fourth quarter of 2004, which is lower than both the third quarter 2004 and the fourth quarter 2003 averages.

Earnings Release Date and Conference Call Information

Marathon will report its fourth quarter and year-end 2004 financial results on January 27, 2005.  The company also will conduct a conference call with analysts on Thursday, January 27, at 2 p.m. EST.  Interested parties can listen to this call via the Marathon Oil Corporation Web site. The call will cover fourth quarter and year-end financial results and may include forward-looking information.

Kenneth L. Matheny, Marathon vice president, Investor Relations and Public Affairs, will host the call. Also participating in the call from Marathon will be Clarence P. Cazalot, Jr., president and CEO; Janet F. Clark, senior vice president and chief financial officer; Philip G. Behrman, senior vice president, Worldwide Exploration; Steven B. Hinchman, senior vice president, Worldwide Production; and Steve J. Lowden, senior vice president, Business Development/Integrated Gas. On the call from Marathon

Ashland Petroleum LLC (MAP), in which Marathon holds a 62-percent interest, will be Gary R. Heminger, president, and Garry L. Peiffer, senior vice president, Finance and Information Technology.

In addition, Heminger and Peiffer, will participate in the Ashland Inc. quarterly financial results conference call and webcast on January 25, 2005.  Ashland holds a 38-percent interest in MAP.

Interested parties can listen to the Marathon conference call by visiting Marathon’s Web site at www.marathon.com and click on the 2004 Fourth Quarter & Year-End Financial Results Conference Call link. Replays of the conference call will be available on the Web site through February 10, 2005. Financial information, including earnings releases and other investor-related material, also is available online.

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This release contains forward-looking statements with respect to the timing and levels of the company’s worldwide liquid hydrocarbon and natural gas production, the timing of production from the Petronius and Camden Hills facilities, an estimated U.K. mark-to-market gain, estimated exploration expenses, crude run rates, and additional reserves.  Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas production include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions or dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The timing of production from Petronius and Camden Hills facilities could be affected by repairs to the facilities and unforeseen hazards such as weather conditions.  The forward-looking information related to reserve additions is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions.  The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.  The estimated U.K. mark-to-market gain, estimated exploration expenses, crude run rates, and reserve additions are preliminary estimates.   All of the forward-looking information is therefore subject to change, and actual results may differ materially from the estimates given in this update.  In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2003, and subsequent Forms 10-Q and 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Contacts:	Paul Weeditz	713-296-3910
	Susan Richardson	713-296-3915

Investor Relations:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

Select Operating and Financial Data (unaudited)

(Millions of dollars unless otherwise noted)

	4Q 2003 Actual	3Q 2004 Actual	Oct-Nov 2004 Actual	4Q 2004 Actual
Exploration and Production (E&P)
Production
Domestic — Liquids (MBPD)	99	81	66
Domestic — Gas (MMCFD)	737	598	594
International — Liquids (MBPD) (excluding discontinued operations)	89	76	95
International — Gas (MMCFD) (excluding discontinued operations)	383	303	391
MBOED	375	307	325

Marker Prices
NYMEX prompt WTI oil price ($/BBL)	31.16	43.89	50.79	48.27
Spot natural gas ($/MCF)	5.07	5.45	6.08	6.26
Bid Week natural gas price ($/MCF)	4.58	5.77	6.71	7.07

Average Sales Proceeds Excluding Derivatives
Liquids
Domestic ($/BBL)	26.37	35.56	38.09
International ($/BBL) (excluding discontinued operations)	26.27	37.07	41.04
Natural Gas
Domestic ($/MCF)	3.91	4.76	5.12
International ($/MCF) (excluding discontinued operations)	3.27	2.79	3.37

Refining, Marketing and Transportation
Chicago 3-2-1 crack spread ($/BBL)	4.83	7.70	6.18	5.33
Gulf 3-2-1 crack spread ($/BBL)	3.90	6.71	5.21	4.39

Refinery Runs:
Crude Oil Refined (MBPD)	899	977	976
Other Charge & Blend Stock (MBPD)	184	146	198
Total (MBPD)	1,083	1,123	1,174

In-use crude oil capacity utilization (%)	96	103	103
Consolidated refined products sold (MBPD)	1,355	1,436	1,431

SSA gasoline and distillate sales (MM/Gal)	806	794	517

SSA gross margin (gasoline and distillates) ($/gal)	0.1145	0.1185	0.1087
SSA merchandise margin ($million)	136	154	97

BBL - barrel

MBPD - thousand barrels per day

MMCFD - million cubic feet per day

MBOED - thousand barrels of oil equivalent per day

MCF - thousand cubic feet

MMGal - millions of gallons